News Release                                                        Exhibit 99.1
PS Business Parks, Inc.
701 Western Avenue
P.O. Box 25050
Glendale, CA  91221-5050
www.psbusinessparks.com
--------------------------------------------------------------------------------

                                      For Release:      Immediately
                                      Date:             April 15, 2002
                                      Contact:          Mr. Jack Corrigan
                                                        (818) 244-8080, Ext. 663

PS Business Parks, Inc. (AMEX - PSB) reported first quarter 2002 net income of $13.1 million or $0.60 per share, vs. $10.2 million or $0.44 per share in the prior year. Net income in 2002 includes the gain on sale of real estate of $5.4 million or $0.19 per share. PSB also reported FFO per share of $0.87 for the first quarter of 2002, an increase of 16.0% from $0.75 per share in the prior year. PSB's "Same Park" net operating income growth was 2.0% for the quarter.

Glendale, California - PS Business Parks, Inc. (AMEX: PSB), reported operating results for the first quarter ending March 31, 2002.

Net income allocable to common shareholders for the first quarter of 2002 was $13.1 million or $0.60 per diluted share on revenues of $50.9 million compared to $10.2 million or $0.44 per diluted share on revenues of $39.5 million for the same period in 2001. Net income allocable to common shareholders in the first quarter of 2002 included recognizing a deferred gain on the disposition of a property of $5.4 million or $0.19 per common share.

Net income per diluted share before the recognition of the deferred gain on the disposition of a property was $0.41 or $0.03 less than the same period in 2001. The decrease is the result of an increase in depreciation expense as a result of $305 million of property acquisitions in 2001. The increased depreciation expense was partially offset by the net operating income from the acquired properties net of financing costs.

Funds from operations ("FFO") for the first quarter of 2002 were $25.2 million or $0.87 per share compared to $22.7 million or $0.75 per share for the same period in 2001. This represents an increase of 16.0% in FFO per share based on
29.0 million and 30.4 million weighted average shares outstanding during the first quarter of 2002 and 2001, respectively. FFO and FFO per share exclude the gain on disposition of real estate and marketable securities and the accrual of straight line rents, all of which are included in the calculation of net income.

The growth in FFO per share is due to net operating income from acquisitions and developments completed during 2001 and a reduction in the number of the Company's outstanding common shares. Acquisitions, developments and the repurchase of shares were financed primarily with retained cash flows, existing cash, low cost debt, and the issuance of preferred stock. These factors were augmented by the performance of the Company's "Same Park" operations.

Property Operations
-------------------

In order to evaluate the performance of the Company's overall portfolio, management analyzes the operating performance of a consistent group of properties (12.0 million net rentable square feet). These properties in which the Company currently has an ownership interest (herein referred to as the "Same Park" facilities) have been owned and operated by the Company for the comparable periods. The "Same Park" facilities represent approximately 81% of the square footage of the Company's wholly-owned portfolio at March 31, 2002.

The following tables summarize the pre-depreciation historical operating results of the "Same Park" facilities and the entire portfolio, excluding the effects of accounting for rental income on a straight-line basis.

                "Same Park" Facilities (12.0 million square feet)

                                            Three Months Ended
                                                March 31,
                                     -------------------------------
                                          2002              2001          Change
                                     -------------     -------------      ------
Rental income (1).................   $  37,648,000     $  36,746,000       2.5%
Cost of operations................      10,100,000         9,735,000       3.7%
                                     -------------     -------------      ------
Net operating income..............   $  27,548,000     $  27,011,000       2.0%
                                     =============     =============      ======
Gross margin (2)..................       73.2%             73.5%          (0.3%)
Weighted average for period:
    Occupancy.....................       95.2%             96.5%          (1.3%)
    Annualized realized rent per
        occupied sq. ft.(3).......      $13.14            $12.66           3.8%
.................................................................................

------------------
(1)  Rental income does not include the effect of straight-line accounting.
(2) Gross margin is computed by dividing property net operating income by rental income.
(3) Realized rent per square foot represents the actual revenues earned per occupied square foot.

.................................................................................

                           Total Portfolio Statistics

                                            Three Months Ended
                                                March 31,
                                     -------------------------------
                                         2002              2001          Change
                                     -------------     -------------     -------
  Rental income (1) (4)............. $  48,917,000     $  38,023,000      28.7%
  Cost of operations (4)............    13,607,000        10,371,000      31.2%
                                     -------------     -------------     -------
  Net operating income.............. $  35,310,000     $  27,652,000      27.7%
                                     =============     =============     =======
  Gross margin (2)..................       72.2%            72.7%         (0.5%)

  Weighted average for period:
      Square footage................   14,578,000        12,600,000       15.7%
      Occupancy.....................       94.8%             96.2%        (1.5%)
      Annualized realized rent per
          occupied sq. ft.(3).......      $14.29            $12.55        13.7%

------------------
(1)  Rental income does not include the effect of straight-line accounting.
(2) Gross margin is computed by dividing property net operating income by rental income.
(3) Realized rent per square foot represents the actual revenues earned per occupied square foot.
(4) Rental income ($467,000), cost of operations ($220,000), square footage (238,000), and occupancy (47%) of development properties have been excluded from Total Portfolio Statistics in 2002.

Development Properties
----------------------

The Company has developed one office and one flex facility that are currently shell complete and in the lease-up phase. The properties were developed using the expertise of local development companies. The office development consisting of two buildings totaling 97,000 square feet was completed in the second quarter of 2001 in the Beaverton submarket of Portland, Oregon and is 27% leased. The flex development consisting of two buildings totaling 141,000 square feet in the Chantilly submarket of Northern Virginia was completed in the fourth quarter of 2000 and is 60% leased.

The projects total approximately 238,000 square feet and have an estimated aggregate cost of approximately $25 million. The Company capitalized $144,000 of interest expense for the three months ended March 31, 2002.

Preferred Stock Issuance
------------------------

During the first quarter, the Company completed a public offering of 2,000,000 depositary shares, each representing 1/1,000 of a share of the Company's 8 3/4% Cumulative Preferred Stock, Series F, at $25.00 per share. Net proceeds totaling $48.4 million were partially used to repay borrowings from an affiliate of $30 million. The remaining proceeds will be used for general corporate purposes.

Credit Facility Agreement
-------------------------

During the first quarter, the Company entered into a seven year $50 million term loan agreement with Fleet National Bank. The note bears interest at LIBOR plus 1.45% and is due on February 20, 2009. In addition, the Company incurred a one-time facility fee of 0.35% or $175,000 for the facility. The Company expects to use the proceeds of the loan to reduce the amount drawn on its line of credit with Wells Fargo Bank, N.A.

Line of Credit
--------------

During the fourth quarter of 2001, the Company borrowed $100 million on its line of credit and committed to six-month LIBOR contracts that expire during the second quarter. When these commitments expire, the Company expects to use available cash to reduce the outstanding balance on its line of credit. As of March 31, 2002, the Company had approximately $84 million of cash and cash equivalents available for such purpose.

Financial Condition
-------------------

The Company continued to maintain financial strength and flexibility. The following are the Company's key financial ratios with respect to its leverage for the three months ended March 31, 2002.

Ratio of FFO to fixed charges (1).....................................     20.5x
Ratio of FFO to fixed charges and preferred distributions (2).........      3.6x

Debt and  preferred  equity to total market  capitalization  (based on
the common stock price of $34.75 at March 31, 2002)..................       35%
Pro forma debt and  preferred  equity to total  market  capitalization
(based on the common stock price of $34.75 at March 31, 2002) (3).....      31%

------------------
(1) Fixed charges include interest expense of $1,551,000 and capitalized interest of $144,000.
(2) Preferred distributions include amounts paid to preferred shareholders of $3,617,000 and preferred unitholders in the operating partnership of $4,412,000.
(3) Pro forma reflects the available cash as of March 31, 2002 of $84,000,000 as if it had been used to reduce the outstanding balance on its line of credit.

Property Dispositions
---------------------

As previously announced in the fourth quarter of 2001, the Company identified two properties totaling 199,000 square feet that do not meet its ongoing investment strategy. These properties are currently being marketed. The Company expects net proceeds to approximate book value of $9.5 million, although there can be no assurance that a sale will be consummated or such proceeds will be realized.

Stock Repurchase Program
------------------------

The Company's Board of Directors has authorized the repurchase from time to time of up to 4,500,000 shares of the Company's common stock on the open market or in privately negotiated transactions. From January 1, 2002 through March 31, 2002, the Company has not repurchased any common stock. Since the inception of the program (March 2000), the Company has repurchased an aggregate total of 2,321,711 shares of common stock and 30,484 common units in its operating partnership at an aggregate cost of approximately $61.4 million (average cost of $26.10 per share/unit).

Company Information
-------------------

PSB is a self-advised and self-managed equity real estate investment trust that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines "flex" space as buildings that are configured with a combination of office and warehouse space and can be designed to fit an almost limitless number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of March 31, 2002, PSB wholly-owned approximately 14.8 million net rentable square feet of commercial space with approximately 3,300 customers located in 9 states, concentrated primarily in California (4,673,000 sq. ft.), Texas (2,983,000 sq. ft.), Oregon (1,973,000 sq. ft.), Virginia (2,621,000 sq. ft.) and Maryland (1,769,000 sq. ft.).

Forward-Looking Statements
--------------------------

When used within this press release, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company's facilities, the Company's ability to evaluate, finance, and integrate acquired and developed properties into the Company's existing operations; the Company's ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts; the impact of general economic conditions upon rental rates and occupancy levels at the Company's facilities; the availability of permanent capital at attractive rates, the outlook and actions of Rating Agencies and risks detailed from time to time in the Company's SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc. including more financial analysis of the first quarter's operating results is available on the Internet. The Company's web site is www.psbusinessparks.com.
                          -----------------------

A conference call is scheduled for Tuesday, April 16, 2002 at 10:00 a.m. (PDT) to discuss these results. The toll free number is 1-800-399-4409, the conference ID is 3541230. An instant replay of the conference call will be available through April 25, 2002 at 1-800-642-1687. The replay can also be accessed under the "Investor Relations" section of our web site.

Additional financial data attached.


                                                            PS BUSINESS PARKS, INC.
                                                            Selected Financial Data

                                                                            At March 31, 2002        At December 31, 2001
                                                                            -----------------        --------------------
Balance Sheet Data:

    Cash and cash equivalents........................................        $    84,098,000           $     3,076,000
    Marketable securities............................................        $     5,865,000           $     9,134,000
    Note receivable..................................................        $       200,000           $     7,450,000
    Properties held for disposition, net.............................        $     9,564,000           $     9,498,000
    Real estate facilities, before accumulated depreciation..........        $ 1,245,719,000           $ 1,237,691,000
    Total assets.....................................................        $ 1,236,280,000           $ 1,169,955,000
    Total debt.......................................................        $   178,140,000           $   165,145,000
    Minority interest - common units.................................        $   164,085,000           $   162,141,000
    Minority interest - preferred units..............................        $   197,750,000           $   197,750,000
    Perpetual preferred stock........................................        $   171,000,000           $   121,000,000
    Common shareholders' equity......................................        $   484,472,000           $   478,731,000

    Total common shares outstanding at period end....................             21,550,000                21,540,000
                                                                            =================        ====================
    Total common shares outstanding at period end, assuming
      conversion of all Operating Partnership units
      into common stock..............................................             28,855,000                28,845,000
                                                                            =================        ====================

                             PS BUSINESS PARKS, INC.
                             Selected Financial Data


                                                          For the Three Months Ended
                                                                   March 31,
                                                       --------------------------------
                                                             2002             2001
                                                       --------------    --------------
Revenues:
  Rental income.....................................   $   50,344,000    $   38,393,000
  Facility management fees primarily from affiliates          195,000           161,000
  Business services.................................           41,000           157,000
  Equity in income of joint venture.................           42,000                 -
  Interest income...................................          241,000           760,000
  Dividend income...................................            4,000             4,000
                                                       --------------    --------------
                                                           50,867,000        39,475,000
                                                       --------------    --------------

Expenses:
  Cost of operations................................       13,826,000        10,371,000
  Cost of facility management.......................           45,000            36,000
  Cost of business services.........................          176,000           184,000
  Depreciation and amortization.....................       13,978,000         9,646,000
  General and administrative........................        1,136,000         1,128,000
  Interest expense..................................        1,551,000           237,000
                                                       --------------    --------------
                                                           30,712,000        21,602,000
                                                       --------------    --------------

Income before income from gain on disposition of
   real estate, gain on investments and minority
   interest.........................................       20,155,000        17,873,000
  Gain on disposition of real estate................        5,366,000                 -
  Gain on investment in marketable securities.......           25,000            15,000
                                                       --------------    --------------
Income before minority interest.....................       25,546,000        17,888,000
  Minority interest in income - preferred units.....       (4,412,000)       (3,187,000)
  Minority interest in income - common units........       (4,432,000)       (3,236,000)
                                                       --------------    --------------
Net income..........................................   $   16,702,000    $   11,465,000
                                                       ==============    ==============
Net income allocation:
   Allocable to preferred shareholders..............   $    3,617,000    $    1,272,000
   Allocable to common shareholders.................       13,085,000        10,193,000
                                                       --------------    --------------
                                                       $   16,702,000      $ 11,465,000
                                                       ==============    ==============

Net income per common share - diluted:                 $         0.60      $       0.44
                                                       ==============    ==============

 Weighted average common shares outstanding -
 diluted:                                                  21,736,000        23,097,000
                                                       ==============    ==============


                             PS BUSINESS PARKS, INC.
                  Computation of Funds from Operations ("FFO")

                                                                  Three Months Ended
                                                                       March 31,
                                                           -------------------------------
                                                                2002              2001
                                                           --------------   --------------
Net income allocable to common shareholders............    $  13,085,000    $  10,193,000
    Less:  Gain on investment in marketable securities.          (25,000)         (15,000)
    Less:  Gain on disposition of real estate..........       (5,366,000)               -
    Depreciation and amortization......................       13,978,000        9,646,000
    Depreciation from unconsolidated joint venture.....           20,000                -
    Minority interest in income - common units.........        4,432,000        3,236,000
    Less:  Straight line rent adjustment...............         (960,000)        (370,000)
                                                           --------------   --------------
Consolidated FFO allocable to common shareholders......    $  25,164,000    $  22,690,000
                                                           ==============   ==============

Computation of Diluted FFO per Common Share (1):

Consolidated FFO allocable to common shareholders......    $  25,164,000    $  22,690,000
                                                           ==============   ==============
     Weighted average common shares outstanding........       21,543,000       23,021,000
     Weighted average common OP units outstanding......        7,305,000        7,309,000
     Dilutive effect of stock options..................          193,000           76,000
                                                           --------------   --------------
Weighted  average common shares and OP units for purposes
  of computing fully-diluted FFO per common share......       29,041,000       30,406,000
                                                           ==============   ==============

Fully diluted FFO per common share ....................    $        0.87    $        0.75

Computation of Funds Available for Distribution  ("FAD")
     (2)

Consolidated FFO allocable to common shareholders......    $  25,164,000    $  22,690,000
                                                           ==============   ==============

Less capitalized expenditures:
     Maintenance capital expenditures..................         (842,000)        (573,000)
     Tenant improvements...............................       (2,163,000)        (929,000)
     Capitalized lease commissions.....................         (858,000)        (391,000)
                                                           --------------   --------------
Total capitalized expenditures.........................       (3,863,000)      (1,893,000)
                                                           --------------   --------------

FAD....................................................    $  21,301,000    $  20,797,000
                                                           ==============   ==============
FAD per common share/OP unit...........................    $        0.73    $        0.68
                                                           ==============   ==============

-------------
(1) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and extraordinary items. FFO computations do not factor out the REIT's requirement to make either capital expenditures or principal payments on debt. The Company excludes straight line rent adjustments, gains/losses on disposition of real estate and gains/losses on sale of marketable securities to more accurately reflect cash flow from real estate operations. Other REITs may not make these adjustments in computing FFO.
(2) Funds available for distribution ("FAD") is computed by deducting recurring capital expenditures, tenant improvements and capitalized leasing commissions from FFO.